List of Subsidiaries of the Company as of March 31, 1997

      ContiFinancial Services Corporation

      ContiMortgage Corporation

      ContiTrade Services L.L.C.

      ContiSecurities Asset Funding Corp.

      ContiSecurities Asset Funding II, L.L.C.

      ContiFunding Corporation

      ContiSecurities Asset Funding Corp. II

      ContiAuto Asset Funding Corp.

      California Lending Group, Inc.

      Triad Financial Corporation

      ContiWest Corporation

      ContiSecurities Asset Funding, L.L.C.